Exhibit 99.1

CAL-BAY INTERNATIONAL, INC TO ACQUIRE CALIFORNIA BASED
                   COBS HOMES LLC.

CARLSBAD, CA. April 21ST 2006 --Cal-Bay International, Inc.
 (OTCBB: CBAY).

The Board of Directors of Carlsbad, CA based Cal-Bay
International, Inc today announced the Company signed a letter of Intent for the purchase of California based Cobs Homes, a premier online homebuilder support services company.

Cal-Bay International's President Roger Pawson announced the news after the Board of Directors confirmed the company had entered in to an LOI for the purchase of COBS as a wholly owned subsidiary of Cal-Bay.

COBS (Complete Owner-Builder Services) was founded to help people through the process of building their own homes.
The company has developed an A B C program to help with finance, real estate, and construction decisions. COBS provides services to help you with construction loans, home plans, building lots, building materials, construction budgeting, and the entire process of building a home. COBS was founded by President
Rob Mackle in 2000 and has had consistent growth and success in the online Owner-Builder Services arena. COBS annual revenues are currently in excess of $5M per year and through the Cal-Bay alliance COBS has plans for major growth and expansion. COBS has business partnerships with several major Nationwide Hardware chains, COBS revenues for 2004/2005 are reported to be in the region of $5M per year. COBS has assisted with the building of over 6,000 homes since inception. www.cobshomes.com

Cal-Bay's President further added upon successful completion of the acquisition COBS would relocate to Cal-Bay Corporate
Offices in Carlsbad, California bringing the total number of employees at the corporate location to 40 people.

Pawson further commented "We are delighted to have the opportunity to expand the horizons for both companies by way of the acquisition, many joint venture projects are available within the internal operations of the companies and Cal-Bay will make available the resources to the COBS subsidiary to expand their operations and marketing needs to further grow the company, resulting in maximized market awareness, expanded corporate sponsorship, increased revenues and profitability. The combined revenues for Cal-Bay and COBS based upon Cal-Bay's current Property Portfolio and COBS current revenues will equate to almost $10M per year."

The final terms of the acquisition will remain confidential at this time due to the terms of the NDA (non-disclosure agreement). The anticipated closing date for the companies is expected to be no later than May 15, 2006.
www.calbayinternational.com

FORWARD LOOKING SAFE HARBOR STATEMENT

To the extent that this release discusses any expectations concerning future plans, financial results or performance, such statements are forward-looking within the meaning of
Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities and Exchange Act of 1934, as amended, and are subject to substantial risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and reflect only management's belief and expectations based upon presently available information. These statements, and other forward-looking statements, are not guarantees of future performance and involve risks and uncertainties.
The Company assumes no obligation to update any of the forward-looking statements in this release.

Source:

Cal-Bay International, Inc.
Public Relations Department: Steven Knoller

PH: (760) 930-0100  Fax: (760) 930-0200
E-mail:  IR@calbayinternational.com
Website: www.calbayinternational.com